Exhibit 10.2

Third Amended and Restated

Nationwide Financial Services, Inc.

1996 Long-Term Equity Compensation Plan

Restricted Stock Award Agreement

Date

Name

Address

City, State, Zip

Dear:

Congratulations on your selection as a Participant in the Third Amended and Restated Nationwide Financial Services, Inc. Long-Term Equity Compensation Plan (the “Plan”) and your receipt under the Plan or a Restricted Stock Award.

This agreement, together with the Plan (available on the Human Resources/Executive Performance and Rewards Service Website), provides a complete detail of your rights with respect to your Award of Restricted Stock limitations affecting such rights. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms used in this Agreement have the same meaning as in the Plan, unless otherwise defined this Award Agreement.

The following shares of Restricted Stock are being awarded under the Plan, the terms of which shall govern this grant.

Overview of Your Shares of Restricted Stock

Number of Shares of Restricted Stock Granted:

Date of Grant:

Date(s) of Lapse of Restrictions:

It is understood and agreed that the Award of Restricted Stock evidenced by this Award Agreement is subject to the following additional terms and conditions.

1.	Employment by or Service to the Enterprise. The Shares of Restricted Stock are awarded on the condition that you remain in the employ of or maintain a contract for services with the “Enterprise” from the Date of Grant through (and including) the Date of Lapse of Restrictions. The Award of this Restricted Stock, however, shall not impose upon the Enterprise any obligation to retain you in its employ for any given period or upon any specific terms of employment.

2.	Transfer Restrictions. The sale or other transfer of the shares of stock, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Third Amended and Restated 1996 Nationwide Financial Services, Inc. Long-Term Equity Compensation Plan and in a Restricted Stock Award Agreement. A copy of the Plan and such Restricted Stock Award Agreement may be obtained from the Secretary of Nationwide Financial Services, Inc.

3.	Removal of Restrictions. Except as otherwise provided in the Plan, one hundred percent (100%) of the Shares of Restricted Stock granted under this Agreement shall become freely transferable by you after the “Date(s) of Lapse of Restrictions” set forth on page 1 herein.

Once the shares are released from the restrictions, you shall be entitled to receive certificates representing the Shares of Restricted Stock, which have vested.

4.	Voting Rights and Dividends. During the Period of Restriction, you may exercise full voting rights and are entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock while they are held. If any such dividends or distributions are paid in Shares of the Company, the Shares received shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were paid.

5.	Termination of Employment By Reason of Death, Disability, Retirement, and Vesting in Connection with a Change in Control. In the event your employment is terminated by reason of death, Disability, Retirement, or in the event of a Change in Control prior to the Date(s) of Lapse of Restrictions, all Shares of Restricted Stock then outstanding shall immediately vest one hundred percent (100%), and as soon as is administratively practicable, the stock certificates representing the Shares of Restricted Stock without any restrictions or legend thereon, shall be delivered to you or your beneficiary or estate.

6.	Termination of Employment or Service for Other Reasons. In the event your employment or service is terminated for reasons other than those described in Section 5 herein prior to the Date(s) of the Lapse of Restrictions, all outstanding Shares of unvested Restricted Stock granted hereunder shall immediately be forfeited by you.

7.	Transferability. This Restricted Stock is not transferable by you, whether voluntarily or involuntarily, by operation of law or otherwise, during the Restriction period, except as provided in the Plan. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of this Restricted Stock shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock, then your right to the Restricted Stock shall immediately cease and terminate and you shall promptly forfeit to the Company all Restricted Stock awarded under this Agreement.

Please refer any questions you may have regarding your shares of Restricted Stock to Linda Enderle (614) 677-5527 in the Executive Performance and

Rewards department of the Company. Once again, congratulations on receipt of your Restricted Stock.

Sincerely,

Nationwide Financial Services, Inc.

Terri L. Hill

Executive Vice President- Chief Administrative Officer

Please acknowledge your agreement to participate in the Plan and this Agreement and to abide by all of the governing terms and provisions, by signing the following representation:

Agreement to Participate

By signing a copy of this Award Agreement and returning it to Linda Enderle, Performance and Rewards Administration (1-26-11) of the Company, you acknowledge you have read and understood the terms and conditions of the Award Agreement and the Plan.

Participant

VERY IMPORTANT: Sign and return one copy of this Agreement to Linda Enderle 1-26-11—Executive Performance and Rewards and retain one copy for your records.